Exhibit 23.2
DEGOLYER AND MACNAUGHTON
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
March 11, 2009
Approach Resources Inc.
One Ridgmar Centre
6500 West Freeway, Suite 800
Fort Worth, Texas 76116
Ladies and Gentlemen:
     We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of references to our “Appraisal Report as of December 31, 2006 on Certain Properties owned by Approach Resources and J Cleo Thompson,” “Appraisal Report as of December 31, 2006 on Certain Properties owned by Approach Oil and Gas, Inc,” “Appraisal Report as of December 31, 2006 on Certain Properties owned by Approach Resources,” “Appraisal Report as of December 31, 2007 on Certain Properties owned by Approach Resources,” and “Appraisal Report as of December 31, 2008 on Certain Properties owned by Approach Resources” (our Reports) in the Approach Resources Inc. Form 10-K to be filed on or about March 13, 2009 (including any amendments thereto, collectively referred to hereinafter as “Form 10-K”). We are able to verify that the reserves listed for Approach Resources Inc. in the table on Page 5 of the Form 10-K are the same as those listed in our Reports. We are also able to verify that the present value discounted at ten percent (PV-10) listed in the table on page 6 of the Form 10-K is the same as that listed in our report as of December 31, 2008.
     We hereby further consent to the incorporation by reference in Registration Statement (No. 333-148951) on Form S-8 of Approach Resources Inc. of our name and such information with respect to the oil and gas reserves of Approach Resources Inc.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON